ARTICLES OF AMENDMENT
                                   TO THE
                          ARTICLES OF INCORPORATION
                                     OF
                       PEAK PERFORMANCE PRODUCTS, INC.


     Pursuant to the provisions of the Nevada Business Corporation the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is Peak Performance Products, Inc. The Corporation was organized on April 20, 1983 under the name Import Dynamics, Inc.

SECOND: The following Amendments to the Articles of Incorporation were duly adopted by the shareholders of the Corporation.

         Article I of the Articles is hereby amended as follows:

         The name of the Corporation is LumaLure Manufacturing, Inc.

         Article V of the Articles of Incorporation is hereby amended as follows:

         The aggregate number of shares which the Corporation shall have authority to issue is 40,000,000 shares capital stock with a par value of $.01 per share, each of which shall have equal voting rights.

         A reverse split is involved with this change in capitalization. Each ten presently outstanding shares of Common Stock, $.001 par value, will be changed into one share of Common Stock, $.01 par value.

         The second and third paragraphs of Article V remain unchanged and continue to be in effect.

THIRD: The foregoing Amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on the 7th day of April, 1985 in the manner prescribed by the laws of the State of Nevada.

FOURTH: The number of shares outstanding on said date was 16,180,000 shares and the number of shares entitled to vote was 16, 180,000.

FIFTH: The number of shares voted for said Amendment was 9,400,000 shares and the number of shares voted against such Amendment was none.

SIXTH:   No class was entitled to vote thereon as a class.

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SEVENTH: The manner in which any exchange reclassification or cancellation of issued and outstanding shares provided here shall be effected as follows:

         Name Change
         Capitalization
         Reverse split, each share with a par value $.001 will equal 1/10 of a share par value $.01. Ten shares par value $.001 will equal one share of par value $.01.

                                          /s/ Monroe Arndt
                                          -----------------------------
                                          Monroe Arndt, President


                                          /s/ Harvey Schur
                                          -----------------------------
                                          Harvey Schur, Secretary


STATE OF NEW YORK

COUNTY OF BRONX

     On the 25th day of April, 1986, personally appeared before me the above signed persons, known to me to be the President and Secretary of Peak Performance Products, Inc. and upon being duly sworn did state that the foregoing instrument was voluntarily signed by them for the purpose above stated.

                                          /s/ <NOT LEGIBLE>
                                          -----------------------------
                                          Notary Public